Exhibit 10.03

ARTISOFT, INC.

Amendment to 2004 Stock Incentive Plan

The 2004 Stock Incentive Plan, as amended (the “Plan”), of Artisoft, Inc., a Delaware corporation, is hereby amended as follows:

Section 4(a) of the Plan is amended and restated as set forth below:

“(a)                            Number of Shares.  Subject to adjustment under Section 7 of the Plan, Awards may be made under the Plan for up 8,191,281 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”).

If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including, without limitation, as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options, to any limitations under the Code.  Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

Except to the extent amended hereby, the Plan is in all respects hereby ratified and confirmed and shall continue in full force and effect.